Exhibit 99

Concept Development Partners Agrees to Invest Additional $6.5 Million in Granite City Food & Brewery®

MINNEAPOLIS, MN — June 11, 2012 — Granite City Food & Brewery Ltd. (NASDAQ: GCFB) today announced that it has entered into a stock purchase agreement with Concept Development Partners LLC (CDP), its controlling shareholder, pursuant to which CDP will invest an additional $6.5 million in Granite City in exchange for 3,125,000 shares of Granite City’s common stock. The transaction is expected to close on or before June 26, 2012.

“Everyone within the Granite City organization has worked extremely hard over the past year.  We are pleased with the results we have achieved and are even more excited to see our partners at CDP demonstrating their confidence in us through this additional investment.  This new capital will help to accelerate our growth going forward and we could not be more pleased,” said Rob Doran, CEO.

About Granite City Food & Brewery

Granite City Food & Brewery Ltd. develops and operates two casual dining concepts:  Granite City Food & Brewery and Cadillac Ranch All American Bar & Grill.  Granite City Food & Brewery is a polished casual American restaurant that features a great dining experience with affordable, high-quality menu items prepared from made-from-scratch recipes, served in generous portions.  There is a brewery onsite, serving hand-crafted and micro brews.  Granite City opened its first restaurant in 1999 and is expanding nationwide; there are currently 27 Granite City restaurants in 13 states.  Cadillac Ranch restaurants feature freshly prepared, authentic, All-American cuisine in a fun, dynamic environment.  Its patrons enjoy a warm, Rock N’ Roll inspired atmosphere, with plenty of room for friends, music and dancing.  The Cadillac Ranch menu is diverse with offerings ranging from homemade meatloaf to pasta dishes, all freshly prepared using quality ingredients.  The Company purchased its first Cadillac Ranch in November 2011 and has since purchased five additional Cadillac Ranch restaurants along with its intellectual property.  The Company currently operates six Cadillac Ranch restaurants in five states.  Additional information about Granite City Food & Brewery can be found at www.gcfb.com.

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2012.

Contacts

Rob Doran	James G. Gilbertson
Chief Executive Officer	Chief Financial Officer
952.697.2393	952.215.0676